EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information Contact:

Charles D. Knight

Executive Vice President

Chief Financial Officer

InvestorRelations@catocorp.com
CATO REPORTS

1Q EARNINGS
CHARLOTTE, N.C. (May 23, 2024) – The Cato Corporation (NYSE: CATO) today reported net income of $11.0 million or $0.54 per diluted share for the first quarter ended May 4, 2024, compared to net income of $4.4 million or $0.22 per
diluted share for the first quarter ended April 29, 2023.

Sales for the first quarter ended May 4, 2024 were $175.3 million, or a decrease of 8% from sales of $190.3 million for
the first quarter ended April

29, 2023.

The Company’s same-store sales for the quarter decreased 6%.

"The pressure on our customers’ discretionary spending

levels due to high interest rates and inflation continue to
negatively impact our sales,” said John Cato, Chairman, President and

Chief Executive Officer.
“With the pressure on our
customers’ discretionary spending levels, we remain cautious about the remainder of the year
.
”

First quarter gross margin as a percentage of sales was 35.8% in both 2024 and

2023.

Selling, General and Administrative
expense decreased to $56.8 million in 2024 from $61.9 million in 2023 due to decreases in equity compensation,
advertising, and store expenses including payroll, partially offset by increases in insurance expenses.

Selling, General and
Administrative expense as a percentage of sales decreased to 32.4%

in 2024 compared to 32.5% in 2023.

Interest and
other income increased to $5.8 million in 2024 from $0.9 million in 2023 primarily due to a net gain on sale of land of
$3.2 million.

Income tax expense for the quarter decreased to $0.6 million in 2024 from
$2.1 million in 2023.

The
decrease in tax expense is primarily due to valuation allowances against net deferred tax assets and the impact of the
foreign rate differential and lower state income taxes.
Additionally, the Company bought back 431,415 shares during the quarter.

During the first quarter ended May 4, 2024, the Company did not open any stores and permanently closed seven stores.

As of May 4, 2024, the Company operated 1,171 stores in 31 states, compared to 1,264 stores in 32 states as of April 29,
2023.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three
concepts, “Cato,” “Versona” and “It’s

Fashion.”

The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.

The Company also offers exclusive merchandise
found in its Cato stores at www.catofashions.com.

Versona

is a unique fashion destination offering apparel and
accessories including jewelry, handbags and shoes at exceptional prices every day.

Select Versona

merchandise can also
be found at www.shopversona.com.

It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.
Statements in this press release that express a belief, expectation or intention, as well as those that are not a historical fact,

including, without limitation, statements regarding the Company’s expected or estimated operational financial
results, activities or opportunities, and potential impacts and effects of interest rates, inflation or other factors that may affect our customers’ discretionary spending or our costs are considered “forward-looking” within the meaning of The
Private Securities Litigation Reform Act of 1995.

Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ
materially from those contemplated by the forward-looking statements.

Such factors include, but are not limited to, any
actual or perceived deterioration in, or continuation of negative trends in, the conditions that drive consumer confidence and spending, including, but not limited to, prevailing social, economic, political and public health conditions and
uncertainties, levels of unemployment, fuel, energy and food costs, inflation, wage rates, tax rates, interest rates, home
values, consumer net worth and the availability of credit; changes in laws, regulations or government policies affecting our business including but not limited to tariffs; uncertainties regarding the impact of any governmental action regarding, or responses to, the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; our ability to successfully implement our new store development
strategy to increase new store openings and the ability of any such new stores to grow and perform as expected;
underperformance or other factors that may lead to, or affect the volume of, store closures; adverse weather,

public
health threats (including the global coronavirus (COVID-19) outbreak), acts of war or aggression or similar conditions that may affect our merchandise supply chain, sales or operations; inventory risks due to shifts in market demand,
including the ability to liquidate excess inventory at anticipated margins; adverse developments or volatility affecting the
financial services industry or broader financial markets; and other factors discussed under “Risk

Factors” in Part I, Item
1A

of the Company’s

most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.

The Company does not undertake to publicly update or

revise the forward-looking
statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
* * *

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS

OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED May 4, 2024 AND April 29, 2023
(Dollars in thousands, except per share data)
Quarter Ended
May 4%
April 29%
2024 Sales
2023 Sales
REVENUES

Retail sales
$ 175,272 100.0%
$ 190,311 100.0%

Other revenue (principally finance,

late fees and layaway charges)
1,827 1.0%
1,739 0.9%

Total revenues
177,099 101.0%
192,050 100.9%
GROSS MARGIN (Memo) 62,767 32.5%
68,224 35.8%
COSTS AND EXPENSES, NET

Cost of goods sold
112,505 64.2%
122,087 64.2%

Selling, general and administrative
56,752 32.4%
61,934 32.5%

Depreciation
2,040 1.2%
2,357 1.2%

Interest and other income
(5,821) -3.3%
(897) -0.5%

Costs and expenses, net
165,476 94.4%
185,481 97.5%
Income Before Income Taxes
11,623 6.6%
6,569 3.5%
Income Tax Expense

649 0.4%
2,141 1.1%
Net Income (Loss)
$ 10,974 6.3%
$ 4,428 2.3%
Basic Earnings Per Share
$ 0.54
$ 0.22
Diluted Earnings Per Share
$ 0.54
$ 0.22

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
May 4,
February 3,
2024

2024

(Unaudited)
(Unaudited)
ASSETS
Current Assets

Cash and cash equivalents
$ 39,101
$ 23,940

Short-term investments
66,250
79,012

Restricted cash
3,533
3,973

Accounts receivable - net
31,716
29,751

Merchandise inventories
101,317
98,603

Other current assets
7,724
7,783
Total Current Assets
249,641
243,062
Property and Equipment - net
64,568
64,022
Other Assets
23,305
25,047
Right-of-Use Assets, net
139,635
154,686

TOTAL
$ 477,149
$ 486,817
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
$ 127,997
$ 126,900
Current Lease Liability
55,800
61,108
Noncurrent Liabilities
14,607
14,475
Lease Liability
81,834
92,013
Stockholders' Equity
196,911
192,321

TOTAL
$ 477,149
$ 486,817